                      APPLIED EXTRUSION TECHNOLOGIES, INC.

                 EXECUTIVE DEFERRED COMPENSATION RETIREMENT PLAN

                 (AMENDED AND RESTATED AS OF DECEMBER 31, 1999)

                      APPLIED EXTRUSION TECHNOLOGIES, INC.
                 EXECUTIVE DEFERRED COMPENSATION RETIREMENT PLAN
                 (AMENDED AND RESTATED AS OF DECEMBER 31, 1999)

ARTICLE 1. - INTRODUCTION

     1.1. AMENDMENT AND RESTATEMENT. This Plan amends, restates, renames, and continues, effective December 31, 1999, the Applied Extrusion Technologies, Inc. Executive Deferred Compensation Plan, originally established effective September 1, 1994. Except as otherwise expressly provided herein, the rights of Participants who ceased to be employees prior to December 31, 1999 and do not subsequently become Eligible Employees shall be determined in accordance with the terms of the Plan as in effect when they ceased to be employees.

     1.2. PURPOSE OF PLAN. Applied Extrusion Technologies, Inc. has adopted the Plan set forth herein to provide a competitive level of retirement benefits to certain designated employees by allowing them to defer receipt of designated percentages of their compensation and to provide additional Company Credits in certain cases.

     1.3. STATUS OF PLAN. The Plan is intended to be "a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of Sections 201(2), 301(a)(3), 401(a)(1), and 4021(b)(6) of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent.

ARTICLE 2. - DEFINITIONS

     Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

     2.1. "ACCOUNT" means, for each Participant, the account established for his or her benefit under Section 5.1.

     2.2. "ADMINISTRATOR" means a committee comprised of such members of the Board of Directors or executive officers of the Company as may be appointed by its Chief Executive Officer from time to time.

     2.3. "CODE" means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

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     2.4. "COMPANY" means Applied Extrusion Technologies, Inc., any affiliates that adopt the Plan with the knowledge and consent of the Administrator, and any successor to all or a major portion of the Company's assets or business which assumes the obligations of the Company generally.

     2.5. "COMPANY CREDIT" means any credit which is received by a Participant under Section 4.2.

     2.6. "COMPANY CREDIT ELIGIBLE EMPLOYEE" means each employee of the Company selected by the Administrator as eligible for Company Credits under Section 4.2 from among the group of highly compensated or managerial employees of the Company, provided such individual has been employed by the Company for at least 90 days, and is not a participant in the Applied Extrusion Technologies, Inc. 1999 Supplemental Executive Retirement Plan.

     2.7. "ELECTIVE DEFERRAL" means the portion of Compensation which is deferred by a Participant under Section 4.1.

     2.8. "ELECTIVE DEFERRAL ELIGIBLE EMPLOYEE" means each employee of the Company selected by the Administrator as eligible for Elective Deferrals under
Section 4.1. from among the group of highly compensated or managerial employees of the Company, provided such individual has been employed by the Company for at least 90 days.

     2.9. "ELIGIBLE EMPLOYEE" means an employee of the Company who is a Company Credit Eligible Employee, an Elective Deferral Eligible Employee, or both.

     2.10. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

     2.11. "PARTICIPANT" means any individual who participates in the Plan in accordance with Article 3.

     2.12. "PLAN" means the Applied Extrusion Technologies, Inc. Executive Deferred Compensation Retirement Plan set forth herein and all subsequent amendments hereto.

     2.13. "PLAN YEAR" means the 12-month period ending each September 30.

ARTICLE 3. - PARTICIPATION

     3.1. COMMENCEMENT OF PARTICIPATION. Any individual who is an Eligible Employee and who has elected to defer part of his or her regular salary or bonus for the Plan Year in

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accordance with Section 4.1, or who has been selected to receive an Company
Credit in accordance with Section 4.2, shall become a Participant on the date such election or credit is made.

     3.2. CONTINUED PARTICIPATION. Subject to Section 3.3, an individual who has become a Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.

     3.3. TERMINATION OF PARTICIPATION. The Administrator may terminate an employee's participation in the Plan prospectively or retroactively for any reason, including but not limited to the Administrator's determination that such termination is necessary in order to maintain the Plan as a "plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of sections 201(2), 301(a)(3), 401(a)(1), and 4021(b)(6) of ERISA. Amounts credited to a Participant's Account shall be paid out to such Participant in a single lump sum cash payment as soon as reasonably practical following termination of participation hereunder.

ARTICLE 4. - DEFERRALS AND CREDITS

     4.1. ELECTIVE DEFERRALS.

          (a) IN GENERAL. An Elective Deferral Eligible Employee may elect to defer a designated portion of regular salary to be earned during a Plan Year, by filing a written election with the Administrator prior to the first day of the Plan Year in which such salary is to be earned. Such Eligible Employee may also elect to defer a designated portion of any bonus to be earned during a Plan Year (which would otherwise be determined and payable after the end of the Plan Year) by filing a written election with the Plan Administrator no later than March 31st of the Plan Year. An individual who first becomes an Elective Deferral Eligible Employee on or after the first day of any Plan Year may elect to defer a portion of base salary and/or bonus to be earned during the remainder of the Plan Year and after the written election is filed with the Administrator.

          (b) NATURE OF ELECTION. Each election under this Section 4.1 for a Plan Year (or the balance of a Plan Year) shall be made on a form approved or prescribed by the Administrator, shall be irrevocable by the Participant for the Plan Year, and (except as provided in Section 4.1(a)) shall apply only to regular salary or bonus earned after the date the election form is completed and filed with the Administrator. The election form shall also specify whether the deferral election is to apply to payments of base salary, bonuses, or both, and shall specify the whole percentage or flat dollar amount of each that is to be deferred. The deferred amounts shall be credited to the

     Participant's Account as of the date such compensation would otherwise have been paid to the Participant.

4.2. COMPANY CREDITS.

          (a) IN GENERAL. As of June 30, 2000, and each June 30 thereafter, the Company will credit to the Account of each individual who is a Company Credit Eligible Employee as of such date a Company Credit equal to 7.5% (or such other amount determined by the Company's Board of Directors) of the Company Credit Eligible Employee's "Compensation" for the year. "Compensation" for purposes of this section 4.2(a) means the sum of (i) the actual amount of base salary paid to the Eligible Employee for the 12-month period ending on the applicable June 30, and
     (ii) the amount of any cash bonus actually received by the Eligible Employee from the Company during the 12-month period ending on the applicable June 30.

          (b) IN THE EVENT OF DEATH. Notwithstanding section 4.2(a), in the event that a Company Credit Eligible Employee, who at the time of his death is fully vested in his Company Credits pursuant to section 5.4 below, dies in service prior to a particular June 30, the Company will credit his Account with a Company Credit equal to 7.5% (or such other amount determined by the Company's Board of Directors) of his "Compensation." "Compensation" for purposes of this section 4.2(b) means the sum of (i) the actual amount of base salary paid to the Eligible Employee for the period beginning on the July 1 immediately preceding his death and ending on the date of his death, and (ii) the amount of any cash bonus actually received by the Eligible Employee from the Company during the period beginning on the July 1 immediately preceding his death and ending on the date of his death. Any Company Credit made pursuant to this section 4.2(b) will be made as of either the date of the Company Credit Eligible Employee's death, or the immediately following June 30, in the discretion of the Company.

ARTICLE 5. - ACCOUNTS; INTEREST

     5.1. ACCOUNTS. The Administrator shall establish an Account for each Participant reflecting Elective Deferrals, Company Credits, and any adjustments hereunder. As soon as reasonably practical after the end of each Plan Year, the Administrator shall provide the Participant with a statement of his or her Account.

     5.2. EARNINGS MEASUREMENT. The Administrator shall identify one or more funds (such as mutual funds, bank collective funds, or a hypothetical fund comprised solely of Company common stock) from time to time for the purpose of measuring earnings credits to Participants' Accounts. Each Participant may specify which one or more of such funds he or she wishes to be used as a measuring vehicle for designated percentages of his or her Account, in such form and manner, and with such notice, as the Administrator may prescribe, provided that such directions may be given on a prospective basis only. Changes in Participant directions hereunder may be made as of the first business day of any calendar quarter (or such other times as the Administrator may prescribe). Each Participant's Account shall be adjusted from time to time (at least quarterly) to reflect the fair market value that would be ascribed to the Account if the amounts credited to the Account were actually invested in the funds as directed by the Participant. For purposes of Company Credits, earnings credits (if any) shall begin to accrue as of the actual date of contribution and investment by the Company of Funds into a grantor trust pursuant to Section 9.1 hereof.

     5.3. PAYMENTS. Each Participant's Account shall be reduced by the amount of any payment made to or on behalf of the Participant under Article 6 as of the date such payment is made.

     5.4. VESTING. A Participant will at all times be 100% vested in the portion of his or her Account attributable to Elective Deferrals, and will earn a nonforfeitable interest to be vested in the portion of the Account attributable to any Company Credits according to the following schedule, based on his or her aggregate years of service with the Company or its affiliates, including all service prior to the date Company Credits are first made.

                           YEARS OF SERVICE                            % VESTED
                           less than 5                                    0
                           5 or more                                   100


ARTICLE 6. - PAYMENTS

     6.1. SEVERE FINANCIAL HARDSHIP (ELECTIVE DEFERRALS). A Participant who believes he or she is suffering a severe financial hardship may apply to the Administrator for a distribution under the Plan in order to alleviate such hardship. The Administrator, in its sole discretion (but after taking into account, among other factors, the nature and foreseeability of the alleged hardship, the Participant's other resources, and the effect of making a distribution on the intended tax status of the deferrals made under the Plan), may direct the Company to pay to the Participant an amount which it determines is necessary or appropriate, not to exceed the Participant's Account balance attributable to Elective Deferrals under Section 4.1, if any, and the Company shall pay such amount to the Participant in a single lump sum cash payment.

     6.2. TERMINATION OF EMPLOYMENT. As soon as reasonably practical following termination of employment for any reason including retirement or death, a Participant shall receive distributions as follows:

          (a) Payment will normally be made in five annual cash installments, the first such installment to be made as soon as reasonably practicable following termination of employment, and succeeding installments to be made approximately at each of the four following anniversaries thereof. The amount of each installment shall be determined by dividing the Participant's Account balance (adjusted through the day before the installment) by the number of installments remaining.

          (b) Notwithstanding paragraph (a) above at least 13 months prior to the Participant's termination of employment he or she may elect to receive payment:

               (i) in either three or ten annual cash installments, such installments to be determined in a manner similar to that described in
          Section 6.2(a) above, adjusted appropriately to reflect the three-year or ten-year term, or

               (ii) in a single lump sum cash payment to be received as soon as reasonably practicable following such termination, provided, however, that if the Participant's total Account balance exceeds $50,000 a lump sum payment shall not be made without the approval of the Administrator in its sole discretion after taking into account the Participant's other resources, the financial obligations of Participant with respect to which the lump sum is sought, and the impact of such payment on the cash needs and tax position of the Company.

          Any election made under this Section 6.2 shall be made in writing on a form prescribed or approved by the Administrator, and may be similarly revoked at any time prior to the beginning of the 13-month period described above. In addition, if a Participant dies prior to the complete distribution of his or her Account, the remaining balance shall be distributed to his or her beneficiary as determined under
          Section 6.3 below as soon as reasonably practicable following the Participant's death.

     6.3. BENEFICIARY DESIGNATION. A Participant shall designate a beneficiary who shall be entitled to receive the single lump sum payment due the Participant under the Plan in the event of the Participant's death. Such designation shall be made in writing on a form approved or prescribed by the Administrator, and may be changed by the Participant at any time. If there is no such designation or no designated beneficiary survives the Participant, payment shall be made to the Participant's estate.

ARTICLE 7. - ADMINISTRATOR

     7.1. PLAN ADMINISTRATION AND INTERPRETATION. The Administrator shall oversee the administration of the Plan. The Administrator shall have complete discretionary control and authority to administer all aspects of the Plan, including without limitation the power to appoint agents and counsel, and to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased

Participant, or other person having or claiming to have any interest under the Plan, in a manner consistent with Section 7.2. The Administrator shall have the exclusive discretionary power to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Administrator acted arbitrarily and capriciously. Any individual serving as Administrator, or on a committee acting as Administrator, who is a Participant will not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, or any other person or entity. The Administrator shall be deemed to be the Plan administrator with responsibility for complying with any reporting and disclosure requirements of ERISA.

     7.2. CLAIMS PROCEDURE.

          (a) IN GENERAL. If any person believes he or she is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Administrator. If any such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90 day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his or her claim.

          (b) APPEALS. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his or her duly authorized representative) may (i) file a written request with the Administrator for a review of his or her denied claim and of pertinent documents and (ii) submit written issues and comments to the Administrator. The Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent plan provisions. The decision on review will be made within 60 days after the request for review is received by the Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60 day period). If the decision on review is not made within such period, the claim will be considered denied.

     7.3. INDEMNIFICATION OF ADMINISTRATOR. The Company agrees to indemnify and to defend to the fullest extent permitted by law any director, officer or employee of the Company or any affiliated company who serves as the Administrator or as a member of a committee appointed to serve as Administrator, or who assists the Administrator in carrying out its duties as part of his employment (including any such individual who formerly served in any such capacity) against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE 8. - AMENDMENT, TERMINATION OR ASSIGNMENT

     8.1. AMENDMENTS. Prior to a Change of Control as defined in Appendix A hereof the Company shall have the right to amend this Plan (including Appendix
A) from time to time, subject to Section 8.4, by an instrument in writing which has been executed on its behalf by an officer thereof or by vote of its Board of Directors. No amendment to the Plan with respect to any Participant may be made after a Change in Control without the written consent of such Participant (or beneficiary, if applicable).

     8.2. NET WORTH TEST. Notwithstanding any provision to the contrary in this Plan, in the event that as of the last day of any fiscal quarter of the Company that occurs after the Effective Date, either (i) the Tangible Net Worth of the Company is less the $25,000,000, or (ii) the Interest Coverage Ratio of the Company shall be below 0.9:1, then the Plan immediately shall terminate, and the Company shall distribute to each Participant his or her Account balance, in a lump sum payment, as soon as practicable thereafter. For purposes of this Plan:

          (a) "TANGIBLE NET WORTH" shall mean at any date the consolidated stockholders' equity of the Company and its subsidiaries determined as of such date, less any intangible assets included on the balance sheet at the same date;

          (b) "INTEREST COVERAGE RATIO" shall mean the Cash Flow of the Company for the trailing four quarters divided by the Interest Expense of the Company for the trailing four quarters;

          (c) "CASH FLOW" shall mean for any period, (i) the sum (without duplication), determined on a consolidated basis for the Company and its subsidiaries, of (x) the operating profit of the Company and its subsidiaries (calculated before provision for income taxes, interest expense, extraordinary and non-recurring items and income attributable to equity in affiliates) for such period, plus (y) depreciation, amortization and other non-cash items (to the extent deducted in determining operating profit) for such period minus (ii) proceeds received by the Company and its subsidiaries during such period (to the extent included in determining operating profit) of any property insurance policy.

          (d) "INTEREST EXPENSE" shall mean for any period, the sum (determined without duplication) of the aggregate amount of interest accruing during such period on indebtedness of the Company and its subsidiaries (on a consolidated basis), including the interest portion of payments under capital lease obligations and any capitalized interest, and excluding amortization of debt discount and expense.

     8.3. TERMINATION OF PLAN. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for, the performance of services by any Eligible Employee (or other employee). The Company reserves the right to terminate this Plan at any time, subject to Section 8.4, by an instrument in writing which has been executed its behalf by an officer thereof or by vote of its Board of Directors.

     8.4. EXISTING RIGHTS. No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts credited to his or her Account as of the date of such amendment or termination (subject to future adjustments as a result of investment measurements).

     8.5. ASSIGNMENT. The rights and obligations of the Company shall enure to the benefit of and shall be binding upon the its successors and assigns.

     ARTICLE 9. - MISCELLANEOUS

     9.1. GRANTOR TRUST. The Company shall establish a trust of which the Company is treated as the owner under Subpart E of Subchapter J, Chapter 1 of the Internal Revenue Code of 1986, as amended (a "grantor trust") and as soon as practicable (but in any event within 30 days) after an amount is credited to an Account hereunder, shall deposit with the trustee of the trust an amount of cash or marketable securities (including, in the Company's discretion, Company stock to the extent such stock is an earnings measurement under the Plan) sufficient to cause the fair market value of the assets held in the trust to be not less than the sum of the Account balances under the Plan. Any such deposits shall be irrevocable and for the exclusive purpose of paying benefits under the Plan and such other purposes as may be set forth in the trust. Except for the foregoing, nothing in this Plan will be construed to create a trust or to obligate the Company or any other person to segregate a fund, purchase an insurance contract, set aside any shares of Company stock, or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any employee or any other person rights to any specific assets of the Company or of any other person. Any benefits which become payable hereunder that are not paid out of the grantor trust shall be paid from the general assets of the Company.

     9.2. NATURE OF CLAIM FOR PAYMENT. Each Participant and beneficiary will be an unsecured general creditor of the Company with respect to all benefits payable under the Plan. Except with respect to amounts deposited in a grantor trust and consistent with the terms of any such trust, nothing in this Plan will be construed to give any individual rights to any specific assets of the Company or other person or entity.

     9.3. NONALIENATION OF BENEFITS. None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he may expect to receive, contingently or otherwise, under this Plan.

     9.4. NO CONTRACT OF EMPLOYMENT. Participation in this Plan shall not give any Eligible Employee the right to be retained in the employ of the Company or any right or interest in the Plan other than as herein provided. The Company reserves the right to dismiss any Eligible Employee without any liability for any claim against the Company, except to the extent provided herein.

     9.5. RECEIPT AND RELEASE. Any payment to any Participant or beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company and the Administrator under this Plan, and the Administrator may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Administrator or the Company to follow the application of such funds.

     9.6. SEVERABILITY OF PROVISION. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provision had not been included.

     9.7. GOVERNMENT REGULATIONS. It is intended that this Plan will comply with all applicable laws and government regulations, and the Company shall not be obligated to perform an obligation hereunder in any case where, in the opinion of the Company's counsel, such performance would result in the violation of any law or regulation.

     9.8. GOVERNING LAW. This Plan shall be construed, administered, and governed in all respects under and by the laws of the Commonwealth of Massachusetts. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

     9.9. HEADINGS AND SUBHEADINGS. Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

     IN WITNESS WHEREOF, Applied Extrusion Technologies, Inc. has caused this Plan to be executed by its duly authorized officer this 31st day of December, 1999.

                                  APPLIED EXTRUSION TECHNOLOGIES. INC.

                                  By: /s/GERALD M. HAINES II
                                      ----------------------------------
                                        Gerald M. Haines II
                                        Vice President, General Counsel
                                        and Secretary

                                    EXHIBIT A

     A Change of Control will occur for purposes of this Plan if (i) any individual, corporation, partnership, company or other entity (including a "group" of the type referred to in Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Act"), (a "Person") becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) of securities of the Company representing more than 30% of the combined voting power of the Company's then outstanding securities (other than as a result of acquisitions of such securities from the Company), (ii) there is a change of control of the Company of a kind which would be required to be reported under Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act (or a similar item in a similar schedule or form), whether or not the Company is then subject to such reporting requirement, (iii) the Company is a party to, or the stockholders approve, a merger, consolidation, or other reorganization (other than (a) a merger, consolidation, or other reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, or other reorganization, or (b) a merger, consolidation, or other reorganization effected to implement a recapitalization of the Company, or similar transaction, in which no Person acquires more than 20% of the combined voting power of the Company's then outstanding securities), a sale or all or substantially all assets, or a plan of liquidation, or (iv) individuals who, at the date hereof, constitute the Board cease for any reason to constitute a majority thereof; PROVIDED, HOWEVER, that any director who is not in office at the date hereof but whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the date hereof or whose election or nomination for election was previously so approved (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) shall be deemed to have been in office at the date hereof for purposes of this definition.

     Notwithstanding the foregoing provisions of this Exhibit A, a "Change of Control" will not be deemed to have occurred solely because of the acquisition of securities of the Company (or any reporting requirements under the Act relating thereto) by an employment benefit plan maintained by the Company for its employees.